SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        November 12, 2003
                                                         -----------------

                              ENGLOBAL CORPORATION
             (Exact name of registrant as specified in its chapter)

            Nevada                        001-14217               88-0322261
            ------                        ---------              ----------
 (State or other jurisdiction            (Commission            (IRS Employer
       of incorporation)                 File Number)        Identification No.)

   600 Century Plaza Drive, Building 140, Houston, Texas         77073-6033
   -----------------------------------------------------         ----------
          (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code     281 821-3200
                                                       ------------

           ----------------------------------------------------------
          (Former name or former address, if changed since last report)



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Item 9. Regulation FD Disclosure
On November 12, 2003, ENGlobal Corporation issued a press release, a copy of which is set forth below. In accordance with General Instructions B.2. Form 8-K, the following information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.


ENGlobal Reports Third Quarter Financial Highlights

    HOUSTON--(BUSINESS WIRE)--Nov. 12, 2003--ENGlobal Corporation
(AMEX: ENG), a leading provider of engineering services and systems engineering, today reported financial results for its third quarter 2003 that included the following highlights:

    -- Record revenues of $36 million, a 52.7% increase over the prior year period, and sequentially a 20% increase in quarterly revenues, primarily resulting from an increase in project procurement activity.

    -- Operating income for the quarter was a record and exceeded the year ago period by 25%, in spite of significantly increased expenditures for sales and marketing incurred during the current year.

    -- Earnings per common share of $0.02, level with both the prior year period and with prior quarters of this year.

    -- A 30% increase in Stockholders' Equity thus far this year, due in large part to the conversion of all of the Company's previously outstanding Preferred Stock to Common Stock.

    -- Sale of an unoccupied building in Baton Rouge that provided $555K for the repayment of debt but resulted in a one-time, non-operating loss of $312K.

    Financial comparisons on a year-to-date basis are also favorable, with 2003 revenues for the nine months outpacing 2002 by 33%. The nine-month comparisons for Operating Income and Net Income also showed increases in excess of 16%. ENGlobal's results continue to be driven primarily by its Engineering Services segment, resulting from the award of new projects and the continuation of previously awarded work. The Company's revenue growth has been offset by increased sales and marketing expenses during 2003, which exceed 2002 expenditures by approximately $820K in the nine months year-to-date. Overall, we expect full year earnings to be between $0.08 and $0.09, which is short of the previously stated projections.
    ENGlobal is beginning to show signs of an improving business environment. One key indicator of this activity is in the Engineering Services segment where placements of personnel for In-Plant and Inspection assignments continue to climb and are at an all-time high. Another positive is that four of the six engineering offices are adding staff as the result of new project awards - with Beaumont continuing to operate at a high level and with Tulsa, Baton Rouge and Lake Charles showing improvement. In the Systems Engineering segment (referred to in prior reports as "Engineered Systems"), a large number of proposals are outstanding and have not yet resulted in orders. Thus, results in this segment have been below expectations. While sales and marketing expenditures have dampened the Company's earnings this year, we have been able to maintain our position during a tough market and should see the benefit of this investment in an improving market.
    Mike Burrow, Chairman and CEO, said, "While our third quarter earnings of $0.02 per share fell short of expectations, a closer examination reveals reasons for optimism going forward. For example, if our earnings per share are evaluated by operating division, after applying corporate overhead proportionate to revenues produced, it is clear that our Systems Engineering and Manufacturing divisions together have lost approximately $0.02 per share year-to-date. In contrast, our largest division, which produces 85% of our revenues - Engineering Services - has produced record earnings of $0.08 per share year-to-date. Obviously, if our Systems Engineering and Manufacturing segments were performing at expected levels, we would be producing well within the $0.10 to $0.14 EPS range originally predicted. We have taken actions to remedy this situation, including a substantial reduction in force and other cost-cutting measures in our shop facilities within the Houston area. Additionally, we have transferred the design group that had been part of the Systems Engineering segment to our ENGlobal Engineering office in Houston, a move that is expected to improve productivity. The Company is studying additional prospects for consolidation of the System's facilities within the Houston area."
    Mr. Burrow continued, "As we continue to build the infrastructure needed to support our plans for rapid top-line growth through acquisitions, our overhead has also gone up. While this has a short-term, negative impact on earnings, it is essential to insuring our ability to control and integrate planned acquisitions. While there is no guarantee that acquisitions will be completed, the Company has reviewed a number of acquisition candidates, several of which are now under serious consideration. Two acquisitions have been completed - Senftleber and Associates and Petro-Chem Engineering Inc., which, based on past performance, have the potential to add roughly $6 million to the Company's revenues. The Company is in serious negotiations with three additional acquisition candidates, which, if consummated, and based on past performance of the acquisition candidates, also have the potential to increase revenues significantly. The Company's goal is to complete these acquisitions on terms that will be accretive to earnings per share and that will not substantially impact loan debt ratios. Thus, we continue to remain excited about the future of our Company and the prospects for future growth and improved stock values."

    WEBCAST AND FORM 10-Q AVAILABLE ON ENGLOBAL'S WEBSITE

    A webcast featuring management's overview of the third quarter and nine-month results and business highlights will be available on the Company's website at http://www.englobal.com following the filing of the Form 10-Q with the Securities and Exchange Commission on or about Thursday, November 13th and will be archived on the Company's website for ninety (90) days.
    The following is selected financial data (unaudited, except for the Dec. 31, 2002 data) as reported for the periods shown:


                         Comparative Analysis
                         --------------------

Income Statement Data:               Three months    Nine months ended
                                    ended Sept. 30,      Sept. 30,
  (in 000's except per share data)   2003     2002     2003     2002
                                   -------- -------- -------- --------
Net Sales                          $35,910  $23,509  $89,408  $67,027
Operating Income                    $1,160     $927   $3,255   $2,546
Net Income Before Taxes               $652     $695   $2,297   $2,018
Net Income                            $382     $462   $1,424   $1,227
Net Income After Accrued Preferred
 Dividends                            $355     $410   $1,293   $1,070
Earnings Per Common Share (Basic)    $0.02    $0.02    $0.06    $0.05


Balance Sheet Data (in 000's)           Sept. 30, 2003   Dec 31, 2002
                                        --------------- --------------
Working capital                                 $8,491         $8,955
Property and equipment, net                      5,298          5,758
Total assets                                    41,288         40,068
Long-term debt, net of current portion          10,020         12,580
Capital leases, net of current portion              64            104
Stockholders' equity                            17,437         13,389


    About ENGlobal Corporation "ENGlobal"

    ENGlobal Corporation provides engineering services and engineered systems principally to the petroleum refining, petrochemical, and pipeline and process industries throughout the United States and across the globe. ENGlobal's multi-discipline engineering and design staff develops projects from the initial planning stage through detailed design, procurement, and construction management. The Engineered Systems Group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and processing related industries while its Technologies Division provides services and products that support the advanced automation and environmental technology fields. The Constant Power Division fabricates industrial grade uninterruptible electrical power systems and battery chargers. Further information about the Company and its subsidiaries is available at www.englobal.com.

    Safe Harbor for Forward-Looking Statements

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2002, Form 10-Q's for the quarters ended March 31, 2003, June 30, 2003 and September 20, 2003, current Forms 8-K, and other SEC filings. Moreover, the discussion in this press release of the Company's proposed acquisitions is subject to risks which include the fact that such acquisitions may not close, may close on less favorable terms than desired, or may close but not be successfully and profitably integrated by the Company.

    CONTACT: ENGlobal Corporation, Houston
             Hulda Coskey, 281-821-3200 or 281-209-2409 fax
             ENGlobal@ENGlobal.com
             www.ENGlobal.com


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ENGlobal Corporation

Date November 12, 2003                /s/ Hulda L. Coskey
         -----------------            -------------------
                                      Hulda L. Coskey, Chief Governance Officer
                                      and Secretary